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                                                                     EXHIBIT 10
                                 BRYAN CAVE LLP
                       ONE METROPOLITAN SQUARE, SUITE 3600
                         ST. LOUIS, MISSOURI 63102-2750
                                 (314) 259-2000
                            FACSIMILE: (314) 259-2020


                                 October 5, 1995


Unison Investment Trusts Ltd.
12555 Manchester Road
St. Louis, MO  63131

Edward D. Jones & Co.
12555 Manchester Road
St. Louis, MO  63131

The Bank of New York
101 Barclay, 17th Floor
New York, NY  10286

Gentlemen:

         This letter is issued in connection with the filing of Post-Effective Amendment No. 1 to Form S-6 of the Registration Statement for Central Equity Trust, Worldwide Series 1, Utility and Telecommunications Portfolio, and its prospectus dated October 5, 1995.

         As counsel for the Sponsor of the Central Equity Trust, Worldwide Series 1, Utility and Telecommunications Portfolio (the "Trust"), we have examined: (i) the Trust Agreement dated May 24, 1994 between Unison Investment Trusts Ltd. (the "Sponsor") and The Bank of New York (the "Trustee"); and
(ii) the Fourth Amended and Restated Standard Terms and Conditions of Trust dated May 24, 1994, between the Sponsor and the Trustee. These documents established the Central Equity Trust, Worldwide Series 1, Utility and Telecommunications Portfolio, and created units of beneficial ownership (the "Units"). The Sponsor deposited certain publicly traded equity securities issued by electric, gas, water and telephone public utility companies or confirmations of contracts for the purchase of such securities into the Trust. These securities and the securities purchased pursuant to the contracts for securities deposited into the Trust are referred to as the "Securities". In exchange therefor, the Sponsor received all of the Units of the Trust which it offered for sale to the public.

         Based upon the foregoing and upon an examination of such other documents and an investigation of such matters of law as we have deemed necessary, and subject to the limitations and assumptions contained herein and in the section of the Prospectus entitled "Federal Taxation" and "Status of the Trust Under New York State And City Law", it is our opinion that:

         (1) Such discussion of tax consequences in the Prospectus is an accurate description of certain income tax aspects of an investment in a Unit.

         (2) Assuming the Trust qualifies for and elects tax treatment as regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code"), the Trust should not be subject to
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Unison Investment Trusts Ltd.
October 5, 1995

             federal income tax on such part of its income and net capital gain, if any, as is timely distributed to Unitholders.

         (3) The Trust is subject to New York State and New York City franchise and income tax. However, in any fiscal year in which (i) the Trust qualifies as a regulated investment company under Section 851 of the Code, (ii) the Trust distributes all of its net income and capital gains to Unitholders (as such terms are defined by the Code), and (iii) the Trust validly elects under Section 853 of the Code to forego a deduction or credit for foreign taxes paid, the Trust will not be subject tax in excess of the minimum tax imposed by New York State and New York City. If the Trust distributes all of its net income and capital gains to Unitholders, but does not qualify to make an election under Section 853 of the Code to forego a deduction or credit for foreign taxes paid, the Trust may be subject to higher amounts of New York State and New York City franchise and income tax attributable to the fact that New York State, and New York City do not allow as a deduction taxes paid to foreign jurisdictions.

         Our opinion is based on the Code, rules and regulations promulgated thereunder, and interpretations thereof existing on this date, and New York State and New York City tax law existing on this date, all of which are subject to change at any time. Our opinions represent judgments concerning complex and uncertain issues, and are not binding upon the Internal Revenue Service or any other taxing authority. No assurance can be given that the tax treatment described in the Prospectus (including the status of the Trust) will not be challenged by the Internal Revenue Service or any other taxing authority, or that any such challenge would not be successful.

         We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 1 to Form S-6 of the Registration Statement for Central Equity Trust, Worldwide Series 1, Utility and Telecommunications Portfolio and to the use of our name and to the reference to our firm in said Registration Statement and in the Prospectus.

                                      Very truly yours,

                                      /S/ BRYAN CAVE LLP

                                      Bryan Cave LLP